SCHEDULE 13G
CUSIP No. 913100103                                          Page 1 of 10

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____ )

                              United TransNet, Inc.
                              ---------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    913100103
                                    ---------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ X ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)


* The remainder of this cover page shall be filled out for a reporting person's initial filing in this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 913100103                                         Page 2 of 10


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Fleet Venture Resources, Inc.
                TIN#:  05-0315508

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Rhode Island

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
                  None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
                  576,708

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
                  None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
                  576,708

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
                  576,708

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  6.5%

12.      TYPE OF REPORTING PERSON*
                  CO


                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 913100103                                         Page 3 of 10


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Fleet Venture Partners III
                  TIN#:  05-0458971

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [   ]
                                                            (b)  [ X ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
                  None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
                  247,161

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
                  None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
                  247,161

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
                  247,161

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  2.8%

12.      TYPE OF REPORTING PERSON*
                  PN


                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 913100103                                         Page 4 of 10


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Fleet Growth Resources, Inc.
                  TIN#:  05-0401134

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [   ]
                                                            (b)  [ X ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Rhode Island

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
                  None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
                  247,161

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
                  None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
                  247,161

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
                  247,161

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  2.8%

12.      TYPE OF REPORTING PERSON*
                  CO


                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 913100103                                         Page 5 of 10


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Fleet Private Equity Co., Inc.
                  TIN#:  05-0471718

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [   ]
                                                            (b)  [ X ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Rhode Island

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
                  None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
                  823,869

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
                  None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
                  823,869

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
                  823,869

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  9.3%

12.      TYPE OF REPORTING PERSON*
                  CO


                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 913100103                                         Page 6 of 10

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Fleet Financial Group, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [   ]
                                                            (b)  [ X ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Rhode Island

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
                  None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
                  823,869

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
                  None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
                  823,869

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
                  823,869

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  9.3%

12.      TYPE OF REPORTING PERSON*
                  CO


                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 913100103                                         Page 7 of 10


Item 1)  Name of Issuer:   United TransNet, Inc.

Item 1b) Address of Issuer's Principal Executive Offices:
                                1080 Holcomb Bridge Road, Building 200,
                                Suite 140
                                Roswell, GA   30076

Item 2a) Name of Person Filing:     1) Fleet Venture Resources, Inc.
                                    2) Fleet Venture Partners III
                                    3) Fleet Growth Resources, Inc.
                                    4) Fleet Private Equity Co., Inc.
                                    5) Fleet Financial Group, Inc.

Item 2b) Principal Business Offices: For all entities cited in item 2a) except as noted:
                                       111 Westminster Street
                                       Providence, RI   02903

                                       5) Fleet Financial Group, Inc.
                                       50 Kennedy Plaza
                                       Providence, RI 02903

Item 2c) Citizenship: as cited in Item 2a): 1) RI Corporation
                                            2) DE Partnership
                                            3) RI Corporation
                                            4) RI Corporation
                                            5) RI Corporation

Item 2d) Class of Securities:       Common Stock

Item 2e) CUSIP Number:              913100103

Item 3)  Not Applicable

                                 SCHEDULE 13G
CUSIP No. 913100103                                         Page 8 of 10


Item 4)           Ownership
       FLEET VENTURE RESOURCES, INC. owns of record 576,708 shares of Common Stock.
       FLEET VENTURE PARTNERS III owns of record 247,161 shares of Common Stock. FLEET GROWTH RESOURCES, INC. is the Corporate General Partner of Fleet
Venture Partners III, as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Partners III.
       FLEET PRIVATE EQUITY CO., INC. owns all of the outstanding Common Stock of Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc.
         FLEET FINANCIAL GROUP, INC. owns all of the outstanding Common Stock of Fleet Private Equity Co., Inc., which owns Fleet Venture Resources, Inc.
and Fleet Growth Resources, Inc. and by virtue of the relationships previously described, may thus be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc.

Item 5)           Not Applicable

Item 6)           Not Applicable

Item 7)           Not Applicable

Item 8)           See Exhibit A

Item 9)           Not Applicable

Item 10)          Not Applicable

                                 SCHEDULE 13G
CUSIP No. 913100103                                         Page 9 of 10


                                    EXHIBIT A

Identification and Classification of Members of the Group:

                     Fleet Venture Resources, Inc.     CO
                     Fleet Venture Partners III        PN
                     Fleet Growth Resources, Inc.      CO
                     Fleet Private Equity Co., Inc.    CO
                     Fleet Financial Group, Inc.       CO

                                  SCHEDULE 13G
CUSIP No. 913100103                                         Page 10 of 10

                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 14, 1996                     FLEET VENTURE RESOURCES, INC.



                                      /s/ Habib Y. Gorgi
                                      -------------------------------
                                      By  Habib Y. Gorgi
                                      Its President